EXHIBIT 10.1

MISSISSIPPI BUSINESS FINANCE CORPORATION

to

U.S. BANK NATIONAL ASSOCIATION

(successor to Deutsche Bank National Trust Company),

as Trustee

SECOND SUPPLEMENTAL TRUST INDENTURE

Dated effective as of February 1, 2015

Relating to:

Mississippi Business Finance Corporation
Taxable Industrial Development Revenue Bonds, Series 2013
(Helen of Troy Olive Branch, MS Project)

SECOND SUPPLEMENTAL TRUST INDENTURE dated as of February 18, 2015 but effective as of February 1, 2015 (the “Supplemental Indenture”) between the MISSISSIPPI BUSINESS FINANCE CORPORATION, a public corporation duly created and validly existing pursuant to the Constitution and laws of the State of Mississippi (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION (successor to Deutsche Bank National Trust Company), Olive Branch, Mississippi, a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”), evidencing the agreement of the parties hereto.

RECITALS

WHEREAS, the Issuer and the Trustee are parties to that certain Trust Indenture dated as of March 1, 2013, as supplemented by that certain First Supplemental Trust Indenture, dated as of March 1, 2014 (said Trust Indenture, as supplemented, the “Indenture”) relating to the issuance of the $38,000,000 maximum aggregate principal amount of Mississippi Business Finance Corporation Taxable Industrial Development Revenue Bonds, Series 2013 (Helen of Troy Olive Branch, MS Project), dated as of March 20, 2013 (the “Bonds”);

WHEREAS, each of the Issuer and the Trustee have been directed by Kaz USA, Inc., a Massachusetts corporation (the “Company”), and Bank of America, N.A. (the “Purchaser”) to amend the Indenture pursuant to this Supplemental Indenture as provided herein;

WHEREAS, in furtherance of the foregoing, each of the Issuer and the Trustee have agreed to amend the applicable provisions of the Indenture to the extent specified below upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the agreements hereinafter contained, the parties hereto agree as follows:

Section 1.                                           Definitions.  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Indenture.

Section 2.                                           Amendments to the Indenture.

(a)                                 Section 1.1 of the Indenture is hereby amended by adding the defined term “Second Supplemental Trust Indenture Pricing Effective Date” thereto in proper alphabetical order to read as follows:

“Second Supplemental Trust Indenture Pricing Effective Date” shall mean February 11, 2015.

(b)                                 The defined term “Applicable Margin” set forth in Section 1.1 of the Indenture is hereby amended to read as follows:

“Applicable Margin” shall mean the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Purchaser pursuant to Section 7(b)(1) of the Guaranty Agreement:

Pricing Level	Leverage Ratio	Eurodollar Rate for the Loan	Base Rate for the Loan
I	Less than 1.50 to 1.00	1.000%	0.000%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.250%	0.250%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.500%	0.500%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	1.750%	0.750%
V	Greater than or equal to 3.00 to 1.00	2.000%	1.000%

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered to the Purchaser pursuant to Section 7(b)(1) of the Guaranty Agreement; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 7(b)(1), the Pricing Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date such Compliance Certificate is actually delivered to the Purchaser.  The Applicable Margin in effect from and including the Second Supplemental Trust Indenture Pricing Effective Date through and including the date the Compliance Certificate is delivered pursuant to Section 7(b)(1) for the fiscal quarter ending after the Second Supplemental Trust Indenture Pricing Effective Date shall be Level IV.  Purchaser shall calculate the effective Applicable Margin and the Applicable Rate, and the Trustee shall have no obligation to make such calculations.

If, as a result of any restatement of or other adjustment to the financial statements of Limited (as defined in the Guaranty Agreement) or for any other reason, the Company, Limited or the Purchaser determines that (i) the Leverage Ratio as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Purchaser, promptly on demand by the Purchaser (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Purchaser), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Purchaser under this Indenture or any other Loan Document.  The Company’s obligations under this paragraph shall survive the repayment of obligations under the Loan Documents.

Section 3.                                           Ratification.  Except as expressly amended hereby, all of the provisions of the Indenture shall remain unaltered and in full force and effect, and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by the Issuer and the Trustee.  Any holder of the Bonds, and all successive transferees of the Bonds, by accepting such Bond, are deemed to have agreed to the terms of this Supplemental Indenture.

Section 4.                                           Severability.  In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 5.                                           Execution in Counterparts.  This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 6.                                           Applicable Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Mississippi.

IN WITNESS WHEREOF, the Mississippi Business Finance Corporation has caused these presents to be signed in its name and behalf and its official seal to be hereunto affixed and attested by its duly authorized officers, and Deutsche Bank National Trust Company, as Trustee, has caused these presents to be signed in its name and behalf by its duly authorized officer, all as of the day and year first above written.

MISSISSIPPI BUSINESS FINANCE
[SEAL]	CORPORATION

	By:	/s/ Bill Barry
Executive Director

Attest:

Secretary

/s/ Cindy Carter

U.S. BANK NATIONAL ASSOCIATION
(successor to Deutsche Bank National
Trust Company), as Trustee

By:	/s/ Gail Wilson

	Title:	Vice President

Consented to:

BORROWER:
KAZ USA, INC.

By:	/s/ Brian Grass
	Title:	Chief Financial Officer

BONDHOLDER:
BANK OF AMERICA, N.A.

By:	/s/ Anthony A. Eastman
	Title:	Vice President